EXHIBIT 99.1

                ElkCorp Reports First Quarter Results


    DALLAS--(BUSINESS WIRE)--Oct. 26, 2006--ElkCorp (NYSE:ELK) announced today financial results for its first fiscal quarter, ended September 30, 2006. Earnings from continuing operations for the first quarter were $9.4 million, or $0.46 per diluted share.

    First Quarter Overview

    ElkCorp Consolidated

    -- ElkCorp recorded revenue of $218.1 million, an improvement from the $215.9 million reported for the first quarter of fiscal 2006.

    -- The Company reported income of $9.4 million, or $0.46 per diluted share, compared to $10.5 million, or $0.51 per diluted share reported for the record first quarter of fiscal 2006.

    -- First quarter results include $2.1 million, or $0.10 per diluted share for expensing of stock-based compensation compared to $1.2 million, or $0.06 per diluted share in the prior year quarter.

    -- On a non-GAAP basis, income from continuing operations, which excludes stock-based compensation, was $11.5 million, or $0.56 per diluted share, compared to $11.7 million, or $0.57 per diluted share, for the first quarter of fiscal 2006. A reconciliation of GAAP to non-GAAP income from continuing operations is included with this press release.

    Premium Roofing Products

    -- Revenue for Premium Roofing Products was $198.2 million, compared to the $194.7 million reported in the first quarter of fiscal 2006.

    -- Operating income was $25.2 million, or 12.7% of sales, compared to $27.6 million, or 14.2% of sales, reported in the first quarter of fiscal 2006. The decrease in operating income was primarily attributable to a decline in shingle and accessory volume of 8%. The lower volumes were a result of a softer than anticipated reroof market, an unexpected rapid decline in new home starts and the lack of significant storm activity.

    -- Asphalt costs continued to rise in the quarter. Asphalt increased approximately 53% over the same quarter in the prior year and increased 15% over the previous quarter. Increases in raw material, transportation and other expenses were substantially offset by a 10% improvement in pricing for the quarter.

    Composite Building Products

    -- Sales in the first quarter were $5.4 million, compared to $5.1 million recorded in the same quarter of fiscal year 2006. The sales increase for the quarter was due to an improvement in railing sales and deck board pricing, which was largely offset by a decline in decking sales.

    -- Operating loss for the first quarter was $2.2 million compared to a loss of $4.1 million in the first quarter of fiscal 2006. The prior year results included a $2.6 million write-off of returned material and non-decking material adjustments. Excluding the write-off and adjustments in the first quarter of 2006, operating results for the current quarter decreased $0.7 million. This decline was primarily due to lower decking sales and production volume and increased SG&A expense associated with expanding distribution. These factors were partially offset by increased railing volume and lower raw material costs.

    Specialty Fabrics

    -- Revenue declined to $12.2 million in the first quarter from $13.7 million in the same quarter last year.

    -- Operating income, however, improved to $1.7 million, or 13.9% of sales, in the first quarter from the $1.5 million, or 10.9% of sales, for the prior year period.

    -- Roofing mat volume decreased but was partially offset by increased pricing and improved volume in higher margin products for the quarter.

    Financial Condition

    At September 30, 2006, the contractual principal amount of ElkCorp's long-term debt, including the $26 million current portion of long-term debt, was $201.5 million. Net debt (contractual principal debt minus cash and short-term investments) was $172.2 million, and the net debt to capital ratio was 33.9%. Liquidity consisted of $29.3 million of cash, cash equivalents and short-term investments and $121.1 million of borrowing availability under a $125 million committed revolving credit facility expiring November 30, 2008. Long-term debt included $1.1 million for the net fair value of two interest rate swap agreements.

    Inventories have grown to higher than normal levels in the current quarter. The company has taken steps to curtail a more significant inventory build by slowing production schedules in the near-term.
However, the company believes its inventories are still at a manageable level because historically when the market returns demand is significant and ramps quickly.

    Business Outlook

    "Our first fiscal quarter proved to be challenging. Consumer confidence issues, an unanticipated rapid decline in new home starts and the lack of significant storms this season has caused distributors to adjust inventory to levels reflective of the current market conditions," said Thomas Karol, chairman and chief executive officer of ElkCorp. "As a result of discussions with our distributors we are anticipating a period of six months that will be softer than the normal seasonal slow down."

    Mr. Karol continued, "Although we believe the slow down in the roofing market to be short-term, we are monitoring our inventory and have slowed the production speeds of our plants. This is not an unusual practice in a slower market and does have some beneficial impact to offset reduced volume such as improving raw material utilization, allowing scheduled maintenance and capital improvement projects and running trials of new products. We believe this is a prudent measure during this time. However we are still keeping our resources in place because historically when the market turns around demand ramps up quickly. Sales of new accessory products including TruSlate, RGM and others are expected to lessen the impact of the slower shingle market. The reduction in energy, asphalt and transportation costs should also positively impact results in the near-term."

    "We believe the composites market is reacting in a similar fashion to roofing. However, unlike the roofing market, decking is a more discretionary expenditure for the consumer. One strategy to boost sales in our composites business is the introduction of a new line of CrossTimbers decking. This board may offer homeowners a more compelling value proposition for installing a composite deck. The new line is anticipated to offer all the beauty and benefits of a composite deck at a price point closer to treated lumber. We believe this product offers Elk a unique opportunity, especially in the current environment, to further expand our presence in the market."

    "In our specialty fabric technologies business we saw a decline in sales for external roofing mat in the quarter, which is in line with what we have seen in the overall roofing market. Our strategy for offsetting the decline in sales is to focus on further penetrating higher growth, higher margin markets; primarily flooring underlayment. We feel confident in our ability to penetrate the flooring market and believe that the long-term potential in this market will make a sizable impact on our specialty fabrics business. Modest improvements in sales in these markets could largely offset the decline in external roofing mat net income."

    Mr. Karol concluded, "We believe that over the next six months the building products market is going to be challenging for everyone unless a significant weather event occurs. We also believe we have the strategies in place to navigate through this near-term correction and will be poised to meet demand as the market improves."

    Earnings Outlook

    The Company expects earnings for the second quarter of fiscal 2007 to be in the range of $0.24 to $0.27 per diluted share. Factored into the guidance are improved product pricing, freight costs, expenses and raw material utilization from the year ago quarter. However, these improvements are expected to be offset by reduced volume and a 20% to 25% increase in asphalt costs over the second quarter of fiscal 2006. In addition, the projection for the quarter recognizes pretax period costs of approximately $2.9 million, or $0.09 per diluted share, not capitalized into inventory due to reduced production rates. This negative impact will improve in subsequent quarters where production returns to more normalized levels.

    Elk expects the market to improve by the fourth fiscal quarter. but anticipates it may be difficult to meet its previous full year guidance for fiscal year 2007. Elk now anticipates the total year results to be in the range of $2.05 to $2.25 per diluted share for the fiscal year.

    Conference Call

    The ElkCorp management team will host a conference call and live audio webcast on October 27, 2007, at 11:00 a.m. ET to further discuss its earnings and operations for the first quarter fiscal 2007.

    Investors and other interested parties may listen to the live webcast by visiting the investor relations section of the ElkCorp website at www.elkcorp.com. A replay of the conference call will be available for 24 hours beginning at 1:00 p.m. ET. and may be accessed by dialing 1-800-642-1687 and entering passcode 9436690. The webcast replay also will be available on the investor relations section of Company's website.

    Use of Non-GAAP Financial Metrics

    Effective in fiscal 2006, the company adopted Statement of Financial Accounting standards (SFAS) No. 123R, which requires the company to begin recognizing compensation expense relating to stock options and changes the accounting for certain other elements of stock-based payments. The press release contains income from continuing operations and earnings per share information that exclude stock-based compensation and have not been calculated in accordance with GAAP. The company has provided these metrics in addition to GAAP financial results because it believes they provide a meaningful comparison between the first quarters of fiscal years 2006 and 2007. We believe comparing the results on a non-GAAP basis is important to understanding the Company's underlying operational results. However, these metrics should not be considered an alternative to GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

    Safe Harbor Provisions

    In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "feel confident," "potential," "forecast," "goal," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes and include the earnings outlook for the second quarter and fiscal year 2007. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, failure to achieve expected efficiencies in new operations, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2006. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.


Condensed Results of Operations
($ in thousands)


                               Three Months Ended  Twelve Months Ended
                                 September 30,        September 30,
                                2006      2005       2006      2005
                               --------  --------  ---------  --------

Sales                         $218,108  $215,857  $ 932,043  $814,564
                              --------- --------- ---------- ---------

Costs and Expenses:
  Cost of sales                177,209   176,129    760,331   656,632
  Selling, general &
   administrative               22,817    20,106     90,528    74,871
                              --------- --------- ---------- ---------

Operating Income from
 Continuing Operations          18,082    19,622     81,184    83,061

  Interest expense and other,
   net                           3,312     2,857     12,279    11,128
                              --------- --------- ---------- ---------
Income from Continuing
 Operations
Before Income Taxes             14,770    16,765     68,905    71,933

Provision for income taxes       5,370     6,238     24,527    26,370
                              --------- --------- ---------- ---------

Income from Continuing
 Operations                      9,400    10,527     44,378    45,563
Income (Loss) from
 Discontinued Operations, Net
                                     0         0        (92)    5,022
                              --------- --------- ---------- ---------

Net Income                    $  9,400  $ 10,527  $  44,286  $ 50,585
                              ========= ========= ========== =========

Income (Loss) Per Common
 Share-Basic
Continuing Operations         $   0.46  $   0.52  $    2.17  $   2.29
Discontinued Operations           0.00      0.00      (0.00)     0.25
                              --------- --------- ---------- ---------
                              $   0.46  $   0.52  $    2.18  $   2.54
                              ========= ========= ========== =========

Income (Loss) Per Common
 Share-Diluted
Continuing Operations         $   0.46  $   0.51  $    2.16  $   2.23
Discontinued Operations           0.00      0.00      (0.00)     0.25
                              --------- --------- ---------- ---------
                              $   0.46  $   0.51  $    2.15  $   2.48
                              ========= ========= ========== =========

Average Common Shares
 Outstanding
  Basic                         20,402    20,185     20,329    19,917
                              ========= ========= ========== =========

  Diluted                       20,495    20,576     20,587    20,420
                              ========= ========= ========== =========


Financial Information by Company Segments
($ in thousands)


                               Three Months Ended  Twelve Months Ended
                                 September 30,        September 30,
                                2006      2005       2006      2005
                               --------  --------  ---------  --------

Sales
    Premium Roofing Products  $198,240  $194,717  $ 839,731  $740,758

    Composite Building
     Products                    5,408     5,080     31,751    21,522

    Specialty Fabric
     Technologies               12,185    13,744     51,757    43,192

    Surface Finishes             2,275     2,316      8,804     9,092
                              --------- --------- ---------- ---------
                              $218,108  $215,857  $ 932,043  $814,564
                              ========= ========= ========== =========

Operating Profit (Loss)
    Premium Roofing Products  $ 25,174  $ 27,559  $ 104,619  $114,012

    Composite Building
     Products                   (2,234)   (4,120)    (5,930)  (15,225)

    Specialty Fabric
     Technologies                1,688     1,510      6,498     2,895

    Surface Finishes               505       273      1,265        90

    Corporate & Other           (7,051)   (5,600)   (25,268)  (18,711)
                              --------- --------- ---------- ---------
                              $ 18,082  $ 19,622  $  81,184  $ 83,061
                              ========= ========= ========== =========


Condensed Balance Sheet
($ in thousands)


                                                      September 30,
Assets                                               2006      2005
-------------------------------------------------   --------  --------

Cash and cash equivalents                          $  9,343  $  9,934
Short-term investments                               19,930    54,887
Receivables, net                                    156,322   150,241
Inventories                                         145,228    75,515
Deferred income taxes                                 9,421     8,281
Prepaid expenses and other                            9,964     8,838
Discontinued operations                               2,844     2,434
                                                   --------- ---------

      Total Current Assets                          353,052   310,130

Property, plant and equipment, net                  301,774   296,483
Other assets                                         36,084    28,297
Discontinued operations - noncurrent                  1,770     2,423
                                                   --------- ---------

      Total Assets                                 $692,680  $637,333
                                                   ========= =========





                                                      September 30,
Liabilities and Shareholders' Equity                 2006      2005
-------------------------------------------------   --------  --------

Accounts payable and accrued liabilities           $102,065  $ 93,685
Discontinued operations                                 560       937
Current maturities on long-term debt                 25,967       963
                                                   --------- ---------

      Total Current Liabilities                     128,592    95,585

Long-term debt, net                                 176,664   204,853
Deferred income taxes                                51,647    53,598
Shareholders' equity                                335,777   283,297
                                                   --------- ---------

      Total Liabilities and Shareholders' Equity   $692,680  $637,333
                                                   ========= =========


Condensed Statement of Cash Flows
($ in thousands)

                                                  Three Months Ended
                                                     September 30,
                                                   2006       2005
                                                 ---------- ----------
Cash Flows From Operating Activities:

Net income                                       $   9,400  $  10,527
Adjustments to reconcile net income to net cash
provided by operating activities:
     Depreciation and amortization                   6,779      5,900
     Deferred income taxes                            (739)      (388)
     Stock-based compensation                        3,302      1,936
     Changes in assets and liabilities, net of
      acquisition                                  (14,954)     1,122
                                                 ---------- ----------

Net cash from operating activities                   3,788     19,097
                                                 ---------- ----------

Cash Flows from Investing Activities
     Additions to property, plant and equipment     (6,155)    (3,941)
     Acquisitions, net of cash acquired             (6,000)   (24,285)
     Other investing activities, net                13,342     13,378
                                                 ---------- ----------

Net cash from investing activities                   1,187    (14,848)
                                                 ---------- ----------

Cash Flows from Financing Activities                   312     (3,576)
                                                 ---------- ----------

Net Increase in Cash and Cash Equivalents            5,287        673

Cash and Cash Equivalents at Beginning of Year       4,056      9,261
                                                 ---------- ----------

Cash and Cash Equivalents at End of Period       $   9,343  $   9,934
                                                 ========== ==========


Reconciliation of GAAP to Non-GAAP Income from Continuing Operations ($ in thousands, except per share data)


                                                    Three Months Ended
                                                      September 30,
                                                     2006      2005
                                                    --------  --------


GAAP Income from Continuing Operations             $  9,400  $ 10,527
Stock-Based Compensation                              2,093     1,216
                                                    --------  --------
Non-GAAP Income From Continuing Operations         $ 11,493  $ 11,743

GAAP Income per Diluted Share
      From Continuing Operations                   $  $0.46  $  $0.51
Stock-Based Compensation                              $0.10     $0.06
                                                    --------  --------
Non-GAAP Income per Diluted Share                  $  $0.56  $  $0.57
       From Continuing Operations


    CONTACT: ElkCorp, Dallas
             Stephanie Elwood, 972-851-0472
             Investor Relations Manager